Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Monday, March 9, 2015

NACCO INDUSTRIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2014 RESULTS

Cleveland, Ohio, Monday, March 9, 2015 - NACCO Industries, Inc. (NYSE: NC) today announced financial results for the fourth quarter and full year 2014.
Revenues for the fourth quarter of 2014 were $297.3 million compared with revenues of $312.0 million in the fourth quarter of 2013.
North American Coal recorded a non-cash impairment charge of $105.1 million, or $66.4 million after tax, for the fourth quarter of 2014 related to the long-lived assets of its Reed Minerals mining operations. A detailed discussion of this impairment charge, which was previously disclosed in a Form 8-K filed on February 13, 2015, and the Reed Minerals business is below. Previously in the fourth quarter of 2013, North American Coal determined that the $4.0 million of goodwill related to the 2012 acquisition of Reed Minerals was fully impaired. Including these impairment charges, NACCO reported a consolidated net loss of $40.7 million, or $5.57 per diluted share for the fourth quarter of 2014, compared with net income of $22.6 million, or $2.85 per diluted share, in 2013.
NACCO's consolidated adjusted income, which excludes these impairment charges, was $25.8 million, or $3.52 per diluted share for the 2014 fourth quarter. This compares with consolidated adjusted income of $25.1 million, or $3.18 per diluted share for the fourth quarter of 2013. “Adjusted income (loss)” in this press release refers to net income (loss) adjusted for the exclusion of the long-lived asset and goodwill impairment charges related to Reed Minerals. For reconciliations from GAAP results to the adjusted non-GAAP financial results, see pages 16 to 18. The remaining discussion of 2014 and 2013 fourth quarter and full year results for North American Coal and NACCO in this release relates only to adjusted income (loss) unless otherwise noted. Management believes a discussion of adjusted income (loss) is more reflective of NACCO’s underlying business operations and assists investors, who often exclude non-cash charges from their analyses, in better understanding the results of operations of NACCO and its subsidiaries.

NACCO and Subsidiaries Consolidated Fourth Quarter Highlights
Key perspectives on NACCO's fourth quarter results are as follows:

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North American Coal reported a net loss of $59.8 million in the fourth quarter of 2014, compared with net income of $5.6 million in 2013. North American Coal's fourth quarter 2014 adjusted income decreased to $6.6 million from adjusted income of $8.2 million in the fourth quarter of 2013. This decrease was primarily attributable to a larger loss at Reed Minerals and substantially reduced deliveries at Mississippi Lignite Mining Company, the latter due to a significant number of planned outage days at the customer's power plant, reduced royalty and other income and higher selling, general and administrative expenses. The decrease was partially offset by gains on the sale of assets totaling $5.7 million, or $3.7 million after tax of $2.0 million, during the fourth quarter of 2014 and a larger income tax benefit in 2014 compared with 2013.

•
Hamilton Beach's net income increased to $15.4 million in the fourth quarter of 2014 from $14.2 million in the fourth quarter of 2013 primarily due to an increase in sales of higher-margin products and lower income tax expense, partially offset by an increase in distribution costs, higher product costs and an increase in bad debt expense.

•
Kitchen Collection's fourth-quarter 2014 net income increased to $3.1 million from $1.6 million in the fourth quarter of 2013 primarily due to improved operating margins at Kitchen Collection® comparable stores and a decrease in headquarters expense, partially offset by higher charges in the fourth quarter of 2014 related to planned 2015 store closures compared with charges in 2013 for 2014 planned store closures.

•	NACCO and Other, which includes parent company operations, incurred a net loss of $1.6 million in the fourth quarter of 2014 compared with a net loss of $1.5 million in the fourth quarter of 2013.

Consolidated Full Year Results
Revenue for 2014 was $896.8 million compared with $932.7 million for 2013. Results for the 2014 and 2013 full years include the non-cash impairment charges previously discussed. Including these impairment charges, the Company incurred a consolidated net loss of $38.1 million, or $5.02 per diluted share, for the year ended December 31, 2014 compared with consolidated net income of $44.5 million, or $5.47 per diluted share in 2013.
Consolidated adjusted income for the year ended December 31, 2014 was $28.3 million, or $3.72 per diluted share. This compared with consolidated adjusted income of $47.0 million, or $5.79 per diluted share for the year ended December 31, 2013.
Consolidated Adjusted EBITDA for the fourth quarter of 2014 and the full year ended December 31, 2014 was $38.3 million and $63.3 million, respectively. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. For a reconciliation of GAAP results to Adjusted EBITDA, see page 14.
For the 2014 full year, NACCO generated negative cash flow before financing activities of $55.1 million, which was comprised of net cash provided by operating activities of $19.8 million less net cash used for investing activities of $74.9 million, and included $57.5 million of capital expenditures and $25.0 million of cash paid for Hamilton Beach's acquisition of Weston Brands. For the 2013 full year, NACCO generated negative cash flow before financing activities of $7.6 million, which was comprised of net cash provided by operating activities of $53.1 million less net cash used for investing activities of $60.7 million, and included $57.4 million of capital expenditures.
The Company had cash on hand of $61.1 million as of December 31, 2014 compared with $95.4 million as of December 31, 2013. Debt as of December 31, 2014 was $247.9 million compared with $183.8 million as of December 31, 2013.
As of December 31, 2014, NACCO has repurchased 680,013 shares for an aggregate purchase price of $36.0 million, including $35.1 million of stock purchased during 2014, as part of the stock repurchase program the Company announced in November 2013, which permits the repurchase of up to $60 million of the Company's outstanding Class A common stock. Under a previous stock repurchase program which ran from November 2011 to November 2013, the Company repurchased approximately 624,000 shares of Class A common stock for an aggregate purchase price of $35.6 million.

Detailed Discussion of Results
North American Coal - Fourth Quarter Results
North American Coal reported a net loss of $59.8 million in the fourth quarter of 2014, compared with net income of $5.6 million in 2013. North American Coal reported adjusted income for the fourth quarter of 2014 of $6.6 million and revenues of $33.2 million compared with adjusted income of $8.2 million and revenues of $46.1 million for the fourth quarter of 2013. Fourth quarter 2014 adjusted income before income taxes was $3.4 million compared with adjusted income before taxes of $8.2 million in the fourth quarter of 2013.
North American Coal's deliveries for the fourth quarters of 2014 and 2013 are as follows:

	2014	2013
Coal deliveries (tons)	(in millions)
Consolidated mines	0.5	1.0
Unconsolidated mines	6.8	6.6
Total coal deliveries	7.3	7.6
Limerock deliveries (cubic yards)	4.5	5.6
North American Coal’s fourth-quarter 2014 revenues, adjusted income before income taxes and adjusted income decreased compared with the fourth quarter of 2013. The decline in adjusted income before income taxes was primarily attributable to substantially lower results at the consolidated mining operations, as well as reduced royalty and other income compared with the prior year quarter. Higher selling, general and administrative expenses due to an increase in employee-related costs and higher professional fees in the fourth quarter of 2014 compared with 2013 also contributed to the decline. This decline in adjusted income before income taxes was partially offset by $5.7 million of pre-tax gains on the sale of assets during the fourth quarter of 2014.
Overall operating results at the consolidated mining operations declined substantially from the prior year quarter primarily as a result of the loss at Reed Minerals, and the unfavorable effect of reduced tons sold at Mississippi Lignite Mining Company as a result of a substantial number of planned outage days at the customer's power plant during the fourth quarter of 2014.
The substantial decrease in adjusted income before income taxes in the fourth quarter of 2014 was largely offset by a higher income tax benefit realized in the fourth quarter of 2014 compared with the fourth quarter of 2013. The 2014 benefit was attributable to a shift in the mix of taxable income toward entities with lower effective income tax rates, an adjustment to the full-year effective tax rate caused by an increase in taxable income at the unconsolidated project mines, which resulted in a higher tax benefit from depletion, and the resolution of uncertain tax positions that resulted in a tax benefit of $0.6 million in the fourth quarter of 2014.

Impairment of Long-Lived Assets
The Company faces a very difficult situation with its Reed Minerals operation. When this business was acquired in 2012, the Company believed the metallurgical coal market was at a relative low point. However, that has not proven to be the case as demand for metallurgical coal has fallen significantly and the price of metallurgical coal has deteriorated far beyond the Company’s expectations. Since the acquisition in 2012, North American Coal has made significant investments to improve productivity and reduce operating costs at Reed Minerals. While productivity improved and Reed Minerals worked to reduce operating costs during the second half of 2014, operating results in the second half of the year continued to be negatively affected by sustained weakness in the Alabama and global coal markets, particularly the metallurgical coal market.
Gross profit at Reed Minerals, defined as revenue less cost of goods sold, which includes all mine operating costs, was a loss of $9.9 million in the fourth quarter of 2014 compared with a loss of $4.4 million in the fourth quarter of 2013, and losses of $22.4 million and $11.3 million for the years ended December 31, 2014 and 2013, respectively. The increases in the losses at Reed Minerals were primarily due to the continued deterioration of coal prices, an increase in depreciation expense on equipment acquired during 2013 and 2014 and higher repair and maintenance expenses.
During the fourth quarter of 2014, the Company determined that indicators of potential impairment were present at Reed Minerals. In January 2015, Reed Minerals' largest thermal coal customer clarified to Reed Minerals the plan it will adopt to comply with the U.S. Environmental Protection Agency’s new Mercury and Air Toxics Standards ("MATS") beginning in the fourth quarter of 2015. This customer's plan includes more stringent coal quality requirements than Reed Minerals previously anticipated and is expected to contribute to an overall increase in coal processing costs beginning in late 2015 without an increase in selling price. Revisions were then made early in 2015 to the Reed Minerals' 2015 operating plan and long-range outlook to reflect the new information about compliance with MATS, decreased demand and depressed coal prices and the lack of any reliable indicators of a recovery in coal demand or price. As a result of these factors, North American Coal recorded a non-cash impairment charge of $105.1 million, or $66.4 million after tax, for the fourth quarter of 2014 related to the long-lived assets of its Reed Minerals mining operations. Following this asset impairment charge, the carrying value of coal land and reserves is $7.2 million and other property, plant and equipment is $37.1 million at December 31, 2014. Faced with ongoing weakness in the Alabama and global coal markets, and higher anticipated coal processing costs beginning in the fourth quarter of 2015 related to more stringent coal quality requirements, North American Coal is focused on managing the Reed Minerals business based on cash generation. The management team is right-sizing operations in line with conservative volume estimates, altering mining plans, investigating less costly coal processing methods, managing production volumes to optimize cash flow, evaluating capital employed and considering sales of non-core assets if appropriate.

 North American Coal - Full Year Results
For the year ended December 31, 2014, North American Coal incurred a net loss of $51.0 million compared with net income of $31.9 million for the year ended December 31, 2013. For the year ended December 31, 2014, North American Coal reported adjusted income of $15.5 million and revenues of $172.7 million compared with adjusted income of $34.5 million and revenues of $193.7 million for the year ended December 31, 2013.
In 2014, North American Coal generated negative cash flow before financing activities of $50.2 million, which was comprised of net cash used for operating activities of $6.1 million plus net cash used for investing activities of $44.1 million. Investing activities in 2014 include $51.2 million of capital expenditures, including $35.1 million primarily related to equipment and coal reserve acquisitions at Reed Minerals earlier in 2014 and $11.4 million related to equipment purchases at Mississippi Lignite Mining Company. These capital expenditures were partially offset by proceeds from the sale of various North American Coal assets during the year. In 2013, North American Coal generated negative cash flow before financing activities of $26.7 million, which was comprised of net cash provided by operating activities of $29.5 million less net cash used for investing activities of $56.2 million, which included $52.7 million of capital expenditures primarily related to equipment and coal reserve acquisitions at Reed Minerals.

North American Coal - Outlook
North American Coal expects overall improved operating performance at its coal mining operations in 2015 compared with 2014.
At the consolidated coal mining operations, tons sold and results from operations are expected to be substantially higher than in 2014 at Mississippi Lignite Mining Company because no planned outages are scheduled at the customer's power plant. Two significant planned outages took place in 2014 at the plant that are not expected to reoccur in 2015.
Reed Minerals was renamed Centennial Natural Resources on January 1, 2015 for coal marketing and other operational reasons. Centennial’s operating results, cash flow before financing and EBITDA are expected to improve in 2015 compared with 2014, excluding the asset impairment charge, largely through efforts to right-size operations for expected volume levels and manage costs and capital employed. A reduction in Centennial's depreciation and amortization expense of approximately $5.0 million as a result of the asset impairment charge taken in 2014 is also expected to contribute to the improvement in 2015 results. However, operating results in 2015 at Centennial, including non-cash charges, are expected to remain in a substantial loss position. Larger losses are expected in the first quarter of 2015 compared with the first quarter of 2014 as Centennial contends with a customer’s power plant outage and significantly fewer costs are capitalized for mine development.  In the remaining three quarters of 2015, operating results are expected to improve substantially over 2014, although these improvements are expected to be partially offset by significantly higher coal processing costs in the fourth quarter to comply with a change in customer requirements related to the MATS regulations. Cash expenditures in 2015 will include required final reclamation at some mine areas where mining has concluded. Although cash flow before financing activities is expected to be significantly improved from 2014, Centennial is expected to have a marginally negative effect on North American Coal’s 2015 cash flow before financing activities. The Company believes that efforts to manage the business around conservative volume expectations and manage for cash will help to position this business to take advantage of any rebound in the coal market that may occur over time.
Limerock deliveries in 2015 are expected to be lower than in 2014 as a result of reduced customer requirements, but operating results are expected to improve as a result of the absence of a $1.2 million pre-tax charge incurred in 2014 to reimburse a customer for damaged equipment. Royalty and other income is expected to decline significantly in 2015 compared with 2014.
At the unconsolidated mining operations, steam coal tons delivered in 2015 are expected to increase from 2014 based on customers' currently planned power plant operating levels and as a result of production increases at the newer mines. Demery Resources Company's Five Forks Mine commenced delivering coal to its customer in 2012 and full production levels are expected to be reached in 2016. Liberty Fuels commenced production in 2013 but did not deliver any coal in 2014. Production levels at Liberty Fuels are expected to increase gradually beginning in 2015 to full production of approximately 4.3 million tons of coal annually beginning in 2020. Construction of the Kemper County Energy Facility adjacent to Liberty Fuels is still ongoing, which may affect the pace of the increase in deliveries. Caddo Creek Resources Company commenced delivering coal in late 2014.
Unconsolidated mines currently in development are expected to continue to generate modest income in 2015. The mining permit needed to commence mining operations was issued in 2013 for the Camino Real Fuels project in Texas. Camino Real Fuels expects initial deliveries in the second half of 2015, and expects to mine approximately 2.5 million to 3.0 million tons of coal annually when at full production. Coyote Creek Mining Company received its mining permit in October 2014 and is developing a mine in Mercer County, North Dakota, from which it expects to deliver approximately 2.5 million tons of coal annually beginning in mid-2016.
Overall, excluding the 2014 gain on the sale of assets, 2015 income before income taxes is expected to increase significantly over 2014 adjusted income before income taxes. Cash flow before financing activities is expected to be positive, as compared with the negative cash flow before financing activities in 2014. Capital expenditures for 2015 are expected to be reduced substantially from the prior two years to $24.1 million, comprised largely of $21.0 million for replacement equipment and land at Mississippi Lignite Mining Company and approximately $1.7 million at Centennial. Coyote Creek Mining Company, which is an unconsolidated mine, expects to complete its debt financing in the first quarter of 2015. This will allow Coyote Creek to repay its payable due to North American Coal, which was $53.2 million at December 31, 2014.  North American Coal has been using its revolving credit facility to finance mine development at Coyote Creek, and expects to use the repayment proceeds to pay down its revolving credit facility.
Over the longer-term, North American Coal’s goal is to increase earnings of its unconsolidated mines by approximately 50% by 2017 from 2012 levels through the development and maturation of its new mines and normal escalation of contractual compensation at its existing mines. The power plant served by the Mississippi Lignite Mining Company, a consolidated mine, received significant improvements and upgrades in 2014 during planned power plant outages, which are expected to improve the operating performance and reliability of that power plant. North American Coal is hopeful that these improvements will increase tons sold and profitability of this mining operation in 2015 and beyond, substantially above historical levels, except when planned or unplanned power plant outages occur. The outlook at Centennial is poor at this time due to low coal prices, low demand and the aforementioned regulatory challenges. North American Coal is currently not prepared to forecast significant GAAP earnings at Centennial and will not until these price and demand conditions improve.
North American Coal expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new or expanded coal mining projects, but opportunities are likely to be very limited. In addition, North American Coal continues to pursue additional non-coal mining opportunities, principally in aggregates.

Hamilton Beach - Fourth Quarter Results
Hamilton Beach reported net income of $15.4 million and revenues of $204.8 million for the fourth quarter of 2014 compared with net income of $14.2 million and revenues of $192.9 million for the fourth quarter of 2013. Fourth quarter 2014 financial results include $1.1 million of revenues and an operating loss of $0.2 million, including approximately $0.2 million of post-acquisition expenses related to the purchase and amortization of intangibles of Weston Brands, which Hamilton Beach acquired for a purchase price of $25.0 million, subject to customary working capital adjustments, on December 16, 2014. Weston Brands is a developer, marketer and distributor of specialty housewares products and appliances for consumers who are hunters, gardeners and food enthusiasts.
Revenues increased in the fourth quarter of 2014 compared with the fourth quarter of 2013 primarily due to an increase in sales volumes of products with higher price points and sales of new products, mainly in the U.S. consumer retail market and in the commercial market as a result of strong fourth quarter promotions and placements. The improvement in revenue was partially offset by unfavorable foreign currency movements because both the Canadian dollar and Mexican peso weakened against the U.S. dollar, and by lower sales volumes in the Canadian consumer market.
Operating profit in the fourth quarter of 2014 increased $0.6 million compared with 2013 primarily as a result of an increase in sales of higher-margin products, which was largely offset by an increase in distribution costs as a result of the increased volumes, higher product costs and an increase in bad debt expense. However, net income increased more than operating profit mainly as a result of the resolution of certain tax matters resulting in a tax benefit of $1.6 million during the fourth quarter of 2014.

Hamilton Beach - Full Year Results
For the year ended December 31, 2014, Hamilton Beach reported net income of $23.1 million and revenues of $559.7 million compared with net income of $25.1 million and revenues of $547.8 million in 2013.
During 2014, Hamilton Beach generated cash from operating activities of $18.6 million, which was more than offset by cash used for capital expenditures of $4.5 million and cash paid for the Weston Brands acquisition of $25.0 million, resulting in negative cash flow before financing activities of $10.9 million. During 2013, Hamilton Beach generated cash flow before financing activities of $38.5 million, which was comprised of net cash provided by operating activities of $40.8 million less net cash used for investing activities of $2.3 million.

Hamilton Beach - Outlook
While the economy appears to be improving, Hamilton Beach's target consumer, the middle-market mass consumer, continues to struggle with financial and economic concerns. These concerns, as well as weakened consumer traffic to retail locations, are creating continued uncertainty about the ongoing strength of the retail market for small appliances. As a result, sales volumes in the middle-market portion of the U.S. small kitchen appliance market in which Hamilton Beach's core brands participate are projected to grow only moderately in 2015. The Canadian retail market is expected to follow U.S. trends. Other international markets and commercial product markets in which Hamilton Beach participates are also anticipated to grow moderately in 2015 compared with 2014. Hamilton Beach believes the underlying market conditions in the hunting, gardening and food enthusiast markets will continue to generate increasing interest and demand in the categories in which the company's new subsidiary, Weston Brands, participates. Given these market conditions, Hamilton Beach expects its sales volumes in its core small kitchen appliance business to grow more favorably than the market in 2015 due to improved placements of products. In addition, Hamilton Beach believes there are a number of existing placements and market opportunities that can be secured for the Weston business. As a result, the Weston sales volumes in 2015 are expected to grow at or above the growth rate experienced by the core Hamilton Beach small kitchen appliance business. Sales volumes in international and commercial product markets are anticipated to grow in 2015 compared with 2014 as a result of the company's strategic initiatives.
Hamilton Beach continues to focus on strengthening its North American consumer market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful and innovative product lines and its new line of Weston products. Hamilton Beach expects the FlexBrewTM coffee maker, launched in late 2012, and the Hamilton Beach® Breakfast Sandwich Maker line, launched in early 2013, to continue to gain market position. In addition, during 2015, Hamilton Beach expects to expand both product lines with products offering a broader range of features. The company is continuing to introduce other innovative products and upgrades to certain products in several small appliance categories, as well as in its growing global commercial business. Hamilton Beach expects the commercial business to benefit from several new products, including the FuryTM and EclipseTM high-performance blenders, the Blend-in-Cup mixer and the PrimePour "cocktails-on-tap" machine. Finally, Hamilton Beach's new Jamba® blenders and juicing products and Wolf Gourmet® branded products are expected to enter the market in the first half of 2015 and expand and gain market position during the remainder of 2015. These products, as well as other new product introductions in the pipeline for 2015, and the new line of Weston products, are expected to enhance both revenues and operating profit. As a result of these new products and execution of the company's strategic initiatives, both domestically and internationally, Hamilton Beach expects an increase in revenues in 2015 compared with 2014.
Overall, Hamilton Beach expects full-year 2015 net income to be moderately higher than 2014. The anticipated increase in sales volumes attributable to the continued implementation and execution of Hamilton Beach's strategic initiatives, along with a full year of revenue from the Weston Brands acquisition, is expected to be partially offset by a full year of operating expenses, including amortization on acquired intangibles, for Weston Brands, costs to implement Hamilton Beach's strategic initiatives, increases in transportation costs and the absence of the $1.6 million tax benefit realized in 2014. In addition, the negative effects of foreign currency fluctuations are currently expected to increase modestly in 2015 compared with 2014. Hamilton Beach continues to monitor both currency effects and commodity costs closely and intends to adjust product prices and product placements, as appropriate, if these costs increase more than anticipated.
Excluding the cash paid for the acquisition of Weston Brands, Hamilton Beach expects cash flow before financing activities in 2015 to be higher than 2014. Capital expenditures are expected to be $9.0 million in 2015.
Longer term, Hamilton Beach will work to improve return on sales through economies of scale derived from market growth and its five strategic volume growth initiatives: (1) enhancing its placements in the North American consumer business through consumer-driven innovative products and strong sales and marketing support, (2) enhancing internet sales by providing best-in-class retailer support and increased consumer content and engagement, (3) participating in the "only-the-best" market with a strong brand and broad product line, including investing in new products to be sold under the Jamba® and Wolf Gourmet® brand names, (4) expanding internationally in the emerging Asian and Latin American markets by increasing product offerings and expanding its distribution channels and sales and marketing capabilities and (5) achieving global Commercial market leadership through a commitment to an enhanced global product line for chains and distributors serving the global food service and hospitality markets. Hamilton Beach expects to make continued progress in the execution of its strategic initiatives in 2015.

Kitchen Collection - Fourth Quarter Results
Kitchen Collection reported net income of $3.1 million and revenues of $61.3 million for the fourth quarter of 2014 compared with net income of $1.6 million and revenues of $75.3 million for the fourth quarter of 2013. During the fourth quarter of 2014, the company recorded charges of $1.2 million for lease termination penalties for certain stores closing in 2015 and $0.3 million related to employee severance costs expected to be paid in 2015. The fourth quarter of 2014 also included $0.9 million for the impairment of certain leasehold improvements and furniture and fixtures and $0.4 million for the write down of certain inventory to fair market value. During the fourth quarter of 2013, the company recorded charges totaling $2.0 million, of which $1.1 million was for impairment of certain leasehold improvements and furniture and fixtures, $0.6 million was related to employee severance costs and $0.3 million was for the write down of certain inventory to fair market value.
The substantial decline in Kitchen Collection's revenues was primarily the result of the loss of sales from the closure of unprofitable Le Gourmet Chef® and Kitchen Collection® stores since December 31, 2013. A smaller decrease in comparable store sales at both store formats, predominantly caused by a decrease in customer visits and a decrease in the number of store transactions and the average sales transaction at the Le Gourmet Chef® stores, was more than offset by sales at newly opened Kitchen Collection® stores.
At December 31, 2014, Kitchen Collection® operated 237 stores compared with 272 stores at December 31, 2013. Le Gourmet Chef® operated 11 stores at December 31, 2014 compared with 32 stores at December 31, 2013.
Despite higher charges in the fourth quarter of 2014 compared with 2013 related to upcoming store closures, fourth quarter 2014 net income increased compared with 2013. The improvement was primarily the result of improved operating margins at Kitchen Collection® comparable stores due to fewer promotional mark-downs and a reduction in comparable store expenses, and a decrease in headquarters expense, primarily due to lower employee-related expenses in the fourth quarter of 2014 compared with 2013.

Kitchen Collection - Full Year Results
For the year ended December 31, 2014, Kitchen Collection reported a net loss of $4.6 million and revenues of $168.5 million compared with a net loss of $6.9 million and revenues of $196.0 million for the year ended December 31, 2013.
For the 2014 full year, Kitchen Collection generated cash flow before financing activities of $6.3 million, which was comprised of net cash provided by operating activities of $7.1 million, as a result of substantially reduced working capital levels, partially offset by net cash used for investing activities of $0.8 million. For the 2013 full year, Kitchen Collection generated negative cash flow before financing activities of $12.2 million, which was comprised of net cash used for operating activities of $10.1 million and net cash used for investing activities of $2.1 million.

Kitchen Collection - Outlook
Consumer traffic to all mall locations, and particularly outlet malls, remained weak in 2014 and that weakness is expected to continue in 2015. The middle-market consumer remains under pressure as a result of financial and economic concerns despite an economy which is improving. These factors are expected to continue to limit consumer spending levels for Kitchen Collection's target customer in 2015. Kitchen Collection expects continued market softness in 2015. In this context, Kitchen Collection expects to close an additional 28 stores in 2015, with most of those stores closing in the first quarter as it, in large measure, completes its program of closing underperforming stores to realign the business around core stores which perform with acceptable profitability. Kitchen Collection plans to maintain a lower number of stores in 2015 and, as a result, expects 2015 revenues to decrease compared with 2014.
The net effect of closing additional stores early in 2015 and the anticipated opening of a small number of new stores, mostly during the second half of 2015, as well as the ongoing evaluation of the company's expense structure, are expected to produce net income near break-even in 2015. Further, Kitchen Collection believes its remaining core stores will be well-positioned to take advantage of any upturn in consumer traffic. Cash flow before financing activities is expected to be positive again in 2015, but down from the high level generated in 2014. Capital expenditures are expected to be $1.4 million in 2015.
Longer term, Kitchen Collection plans to focus on comparable store sales growth around a solid core store portfolio. Kitchen Collection expects to accomplish this by enhancing sales volume and profitability through continued refinement of its formats and ongoing review of specific product offerings, merchandise mix, store displays and appearance, while continuing to improve inventory efficiency. Increasing sales of higher-margin products will continue to be a key focus. The company will also continue to evaluate and, as lease contracts permit, close or restructure leases for underperforming and loss-generating stores. In the near term, Kitchen Collection expects to add stores cautiously and focus its growth on its core Kitchen Collection® stores, with new stores expected to be positioned in optimum locations in strong outlet malls.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Tuesday, March 10, 2015 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 220-2876 (Toll Free) or (262) 912-4373 (International), Conference ID: 74903530, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 17, 2015. The online archive of the broadcast will be available on the NACCO website.

Annual Report on Form 10-K
NACCO Industries, Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5130, or from NACCO Industries, Inc.'s website at www.nacco.com.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted income (loss) is a measure of income that differs from net income (loss) measured in accordance with GAAP. Adjusted income (loss) is net income (loss) adjusted for the exclusion of the long-lived asset and goodwill impairment charges at North American Coal. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that adjusted income (loss) and Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using adjusted income (loss) and Adjusted EBITDA. For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in the demand for and market prices of metallurgical and steam coal produced at the Centennial (formerly known as Reed Minerals) operations, (3) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (4) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (5) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, (6) weather or equipment problems that could affect deliveries to customers, (7) changes in the power industry that would affect demand for North American Coal's reserves, (8) changes in the costs to reclaim current North American Coal mining areas, (9) costs to pursue and develop new mining opportunities, (10) changes or termination of a long-term mining contract, or a customer default under a contract and (11) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) the successful integration of the Weston Brands acquisition, (11) increased competition, including consolidation within the industry and (12) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores and (7) increased competition.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation mines and markets steam and metallurgical coal for use in power generation and steel production and provides selected value-added mining services for other natural resources companies. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

*****

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2014	2013	2014	2013
	(In thousands, except per share data)

Revenues	$297,285	$311,983	$896,782	$932,666
Cost of sales	231,450	233,802	711,710	711,375
Gross profit	65,835	78,181	185,072	221,291
Earnings of unconsolidated mines	12,327	12,242	48,396	46,429
Operating expenses
Selling, general and administrative expenses	52,429	57,580	198,697	199,331
Reed Minerals long-lived asset impairment charge	105,119	—	105,119	—
Reed Minerals goodwill impairment charge	—	3,973	—	3,973
Amortization of intangible assets	633	932	3,300	3,668
Gain on sale of assets	(6,863)	(891)	(7,339)	(588)
	151,318	61,594	299,777	206,384
Operating profit (loss)	(73,156)	28,829	(66,309)	61,336
Other expense (income)
Interest expense	2,116	1,279	7,566	4,775
Income from other unconsolidated affiliates	(2)	(419)	(161)	(1,432)
Closed mine obligations	1,642	874	2,582	1,817
Other, net, including interest income	342	(61)	277	456
	4,098	1,673	10,264	5,616
Income (loss) before income tax provision (benefit)	(77,254)	27,156	(76,573)	55,720
Income tax provision (benefit)	(36,585)	4,600	(38,455)	11,270
Net income (loss)	$(40,669)	$22,556	$(38,118)	$44,450

Basic earnings (loss) per share	$(5.57)	$2.86	$(5.02)	$5.48
Diluted earnings (loss) per share	$(5.57)	$2.85	$(5.02)	$5.47

Dividends per share	$0.2575	$0.2500	$1.0225	$1.0000

Basic Weighted Average Shares Outstanding	7,297	7,895	7,590	8,105
Diluted Weighted Average Shares Outstanding	7,297	7,909	7,590	8,124

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2014	2013	2014	2013
	(In thousands)
Revenues
North American Coal	$33,210	$46,067	$172,702	$193,651
Hamilton Beach	204,818	192,889	559,683	547,790
Kitchen Collection	61,314	75,324	168,545	196,033
NACCO and Other	—	—	—	—
Eliminations	(2,057)	(2,297)	(4,148)	(4,808)
Total	$297,285	$311,983	$896,782	$932,666

Operating profit (loss)
North American Coal	$(100,228)	$4,740	$(89,030)	$37,461
Hamilton Beach	23,053	22,499	35,772	40,960
Kitchen Collection	5,123	3,142	(7,075)	(10,903)
NACCO and Other	(1,027)	(1,543)	(5,456)	(6,233)
Eliminations	(77)	(9)	(520)	51
Total	$(73,156)	$28,829	$(66,309)	$61,336

Income (loss) before income tax provision (benefit)
North American Coal	$(101,735)	$4,222	$(94,285)	$35,388
Hamilton Beach	22,117	22,019	33,503	39,220
Kitchen Collection	5,011	2,958	(7,507)	(11,363)
NACCO and Other	(2,570)	(2,034)	(7,764)	(7,576)
Eliminations	(77)	(9)	(520)	51
Total	$(77,254)	$27,156	$(76,573)	$55,720

Net income (loss)
North American Coal	$(59,792)	$5,589	$(50,977)	$31,926
Hamilton Beach	15,427	14,180	23,144	25,093
Kitchen Collection	3,053	1,608	(4,603)	(6,884)
NACCO and Other	(1,568)	(1,530)	(5,344)	(5,718)
Eliminations	2,211	2,709	(338)	33
Total	$(40,669)	$22,556	$(38,118)	$44,450

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION

	3/31/2014	6/30/2014	9/30/2014	12/31/2014	12/31/2014 Trailing 12 Months
Net income (loss)	$(1,524)	$(3,624)	$7,699	$(40,669)	$(38,118)
Reed Minerals long-lived asset impairment charge	—	—	—	105,119	105,119
Income tax provision (benefit)	(565)	(2,672)	1,367	(36,585)	(38,455)
Interest expense	1,454	1,950	2,046	2,116	7,566
Interest income	(150)	(179)	(226)	(276)	(831)
Depreciation, depletion and amortization expense	5,979	6,618	6,848	8,625	28,070
Adjusted EBITDA*	$5,194	$2,093	$17,734	$38,330	$63,351

	3/31/2013	6/30/2013	9/30/2013	12/31/2013	12/31/2013 Trailing 12 Months
Net income	$4,422	$5,147	$12,325	$22,556	$44,450
Reed Minerals goodwill impairment charge	—	—	—	3,973	3,973
Income tax provision	1,415	2,096	3,159	4,600	11,270
Interest expense	1,304	1,148	1,044	1,279	4,775
Interest income	(6)	(6)	(78)	(135)	(225)
Depreciation, depletion and amortization expense	5,372	4,837	6,168	8,195	24,572
Adjusted EBITDA *	$12,507	$13,222	$22,618	$40,468	$88,815

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. NACCO defines Adjusted EBITDA as income before long-lived asset and goodwill impairment charges and income taxes, plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION

RECONCILIATION TO NORTH AMERICAN COAL OPERATING PROFIT (LOSS)
	Three Months Ended		Year Ended
	December 31		December 31
	2014	2013	2014	2013
	(In thousands)
Gross profit (loss) - consolidated mines	$(8,743)	$(32)	$(12,171)	$5,651
Gross profit - royalty and other	2,672	4,663	9,032	19,579
Total gross profit (loss)	(6,071)	4,631	(3,139)	25,230
Earnings of unconsolidated mines	12,327	12,242	48,396	46,429
Selling, general and administrative expenses	7,666	8,118	32,905	27,118
Reed Minerals long-lived asset impairment charge	105,119	—	105,119	—
Reed Minerals goodwill impairment charge	—	3,973	—	3,973
Amortization of intangibles	575	932	3,242	3,668
Gain on sale of assets	(6,876)	(890)	(6,979)	(561)
North American Coal operating profit (loss)	$(100,228)	$4,740	$(89,030)	$37,461

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Reconciliation of Consolidated Financial and Operating Highlights "As Reported" to Consolidated Adjusted Financial and Operating Highlights Excluding "Impairment Charges"

	Three Months Ended December 31, 2014			Year Ended December 31, 2014
	As Reported Under GAAP	Impairment Charges	Non-GAAP Financial Measures	As Reported Under GAAP	Impairment Charges	Non-GAAP Financial Measures
	(In thousands, except per share data)

Operating profit (loss)	$(73,156)	$105,119	$31,963	$(66,309)	$105,119	$38,810
Other expense	4,098	—	4,098	10,264	—	10,264
Income (loss) before income tax provision (benefit)	(77,254)	105,119	27,865	(76,573)	105,119	28,546
Income tax provision (benefit)	(36,585)	38,680	2,095	(38,455)	38,680	225
Net income (loss)	$(40,669)	$66,439	$25,770	$(38,118)	$66,439	$28,321

Basic earnings (loss) per share	$(5.57)		$3.53	$(5.02)		$3.73
Diluted earnings (loss) per share	$(5.57)		$3.52	$(5.02)		$3.72

Basic Weighted Average Shares Outstanding	7,297		7,297	7,590		7,590
Diluted Weighted Average Shares Outstanding	7,297		7,326	7,590		7,608

	Three Months Ended December 31, 2013			Year Ended December 31, 2013
	As Reported Under GAAP	Impairment Charges	Non-GAAP Financial Measures	As Reported Under GAAP	Impairment Charges	Non-GAAP Financial Measures

Operating profit	$28,829	$3,973	$32,802	$61,336	$3,973	$65,309
Other expense	1,673	—	1,673	5,616	—	5,616
Income before income tax provision	27,156	3,973	31,129	55,720	3,973	59,693
Income tax provision	4,600	1,400	6,000	11,270	1,400	12,670
Net income	$22,556	$2,573	$25,129	$44,450	$2,573	$47,023

Basic earnings per share	$2.86		$3.18	$5.48		$5.80
Diluted earnings per share	$2.85		$3.18	$5.47		$5.79

Basic Weighted Average Shares Outstanding	7,895		7,895	8,105		8,105
Diluted Weighted Average Shares Outstanding	7,909		7,909	8,124		8,124

Adjusted Consolidated Financial and Operating Highlights differ from Consolidated Financial and Operating Highlights measured in accordance with U.S. generally accepted accounting principles ("GAAP"). The Adjusted Consolidated Financial and Operating Highlights reflect the exclusion of the long-lived asset and goodwill impairment charges. Management believes that both the Consolidated Financial and Operating Highlights and the Adjusted Consolidated Financial and Operating Highlights assist the investor in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using both of these statements.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Adjusted Consolidated Financial and Operating Highlights Excluding "Impairment Charges"
(In thousands)

	Three Months Ended		Year Ended
	December 31		December 31
	2014 Adjusted	2013 Adjusted	2014 Adjusted	2013 Adjusted

Revenues
North American Coal	$33,210	$46,067	$172,702	$193,651
Hamilton Beach	204,818	192,889	559,683	547,790
Kitchen Collection	61,314	75,324	168,545	196,033
NACCO and Other	—	—	—	—
Eliminations	(2,057)	(2,297)	(4,148)	(4,808)
Total	$297,285	$311,983	$896,782	$932,666

Operating profit (loss)
North American Coal	$4,891	$8,713	$16,089	$41,434
Hamilton Beach	23,053	22,499	35,772	40,960
Kitchen Collection	5,123	3,142	(7,075)	(10,903)
NACCO and Other	(1,027)	(1,543)	(5,456)	(6,233)
Eliminations	(77)	(9)	(520)	51
Total	$31,963	$32,802	$38,810	$65,309

Income (loss) before income tax provision (benefit)
North American Coal	$3,384	$8,195	$10,834	$39,361
Hamilton Beach	22,117	22,019	33,503	39,220
Kitchen Collection	5,011	2,958	(7,507)	(11,363)
NACCO and Other	(2,570)	(2,034)	(7,764)	(7,576)
Eliminations	(77)	(9)	(520)	51
Total	$27,865	$31,129	$28,546	$59,693

Net income (loss)
North American Coal	$6,647	$8,162	$15,462	$34,499
Hamilton Beach	15,427	14,180	23,144	25,093
Kitchen Collection	3,053	1,608	(4,603)	(6,884)
NACCO and Other	(1,568)	(1,530)	(5,344)	(5,718)
Eliminations	2,211	2,709	(338)	33
Total	$25,770	$25,129	$28,321	$47,023

Adjusted Consolidated Financial and Operating Highlights differ from Consolidated Financial and Operating Highlights measured in accordance with U.S. generally accepted accounting principles ("GAAP"). The Adjusted Consolidated Financial and Operating Highlights reflect the exclusion of the long-lived asset and goodwill impairment charges. Management believes that both the Consolidated Financial and Operating Highlights and the Adjusted Consolidated Financial and Operating Highlights assist the investor in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using both of these statements. See the non-GAAP reconciliations of operating profit (loss), income (loss) before income taxes and net income (loss) on pages 16 and 18.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Reconciliation of North American Coal Results "As Reported" to North American Coal Adjusted Results Excluding "Impairment Charges"
(In thousands)

2014
	4th Quarter 2014	Year Ended 2014
North American Coal Operating Loss, as reported	$(100,228)	$(89,030)
Long-lived asset impairment charge	105,119	105,119
Adjusted Operating Profit	$4,891	$16,089

North American Coal Loss Before Income Tax, as reported	$(101,735)	$(94,285)
Long-lived asset impairment charge	105,119	105,119
Adjusted Income Before Income Tax	$3,384	$10,834

	Pre-Tax	After-Tax	Pre-Tax	After-Tax
North American Coal Net Loss, as reported		$(59,792)		$(50,977)
Long-lived asset impairment charge	$105,119	66,439	$105,119	66,439
Adjusted Income		$6,647		$15,462

2013
	4th Quarter 2013	Year Ended 2013
North American Coal Operating Profit, as reported	$4,740	$37,461
Goodwill impairment charge	3,973	3,973
Adjusted Operating Profit	$8,713	$41,434

North American Coal Income Before Income Tax, as reported	$4,222	$35,388
Goodwill impairment charge	3,973	3,973
Adjusted Income Before Income Tax	$8,195	$39,361

	Pre-Tax	After-Tax	Pre-Tax	After-Tax
North American Coal Net Income, as reported		$5,589		$31,926
Goodwill impairment charge	$3,973	2,573	$3,973	2,573
Adjusted Income		$8,162		$34,499

Adjusted Operating Profit (Loss) is a measure of income that differs from Operating Profit (Loss) measured in accordance with U.S. generally accepted accounting principles ("GAAP"). The Adjusted Operating Profit (Loss) is Operating Profit (Loss) adjusted for the exclusion of the long-lived asset and goodwill impairment charges. Adjusted Income (Loss) Before Income Tax is a measure of income that differs from Income (Loss) Before Income Tax measured in accordance with GAAP. The Adjusted Income (Loss) Before Income Tax is Income (Loss) Before Income Tax adjusted for the exclusion of the long-lived asset and goodwill impairment charges. Adjusted Income (Loss) is a measure of income that differs from Net Income (Loss) measured in accordance with GAAP. The Adjusted Income (Loss) is Net Income (Loss) adjusted for the exclusion of the long-lived asset and goodwill impairment charges. Management believes that Operating Profit (Loss), Adjusted Operating Profit (Loss), Income (Loss) Before Income Tax, Adjusted Income (Loss) Before Income Tax, Net Income (Loss) and Adjusted Income (Loss) all assist the investor in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using Operating Profit (Loss), Adjusted Operating Profit (Loss), Income (Loss) Before Income Tax, Adjusted Income (Loss) Before Income Tax, Net Income (Loss) and Adjusted Income (Loss).